UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 24, 2011

MICROSMART DEVICES, INC.

 (Exact name of Registrant as specified in charter)

Nevada	000-51658	87-0624567
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 Park Avenue, Suite 7B
New York NY 10028-0912
(Address of Principal Executive Offices)

(646) 827-9362
(Registrant’s telephone number, including area code)

________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing Obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

No change in control of the Registrant has occurred as the result of the events described in Item 5.02 because the majority stockholder of the Registrant, Crowther Holdings LTD, a Turks and Caicos Islands company, is retaining all of its stock in connection with such events and can use such stock ownership to remove and replace the Board of Directors and the executive officers of the Registrant whenever it wants to.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 24, 2011, Hernando A. Cruz was elected as a director of the Registrant. Effective as of the close of business on January 25, 2011, Gregory D. Morgan resigned as a director and as President, Chief Executive Officer and Chief Financial Officer of the Registrant. Immediately thereafter, Mr. Cruz was elected as President, Chief Executive Officer and Chief Financial Officer of the Registrant to serve until the next annual meeting of the Registrant and until his successor in each such office is elected and assumes such office. Mr. Cruz had no arrangements or understandings with any other person or entity pursuant to which he assumed such offices. Mr. Cruz has no family relationship with any officer or director of the Registrant.

Mr. Morgan’s resignation as a director and officer of the Registrant was for personal reasons and not due to any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. No consideration was paid by Mr. Cruz or received by Mr. Morgan in connection with the foregoing events.

Mr. Cruz, age 50, is currently and since 2010 has been: (i) Chief Marketing Officer and a director of Solsun Holdings, Inc., a privately owned Nevada corporation providing green technologies and services through alliances with strategic partners in the energy, water and habitat fields, (ii) an advisor to the board of directors of MannaZo, Inc., an e-learning company and (iii) an advisor and participant for Gary Katz, Esq. a stakeholder in round table meetings of Commercial Property Owners for Houston’s East Side for the construction of the “Green Promenade”. This mega “Green” public project will run from Downtown Houston’s Discovery Green Park to the proposed Soccer Stadium for the Dynamo professional soccer team.

For more than four years prior to assuming such positions, Mr. Cruz held various positions in California, Florida, North Carolina, Georgia, Puerto Rico and the United States Virgin Islands in the insurance industry specializing in risk management and multiple line coverage including environmental and time element losses sustained by major Fortune 500 companies. Mr. Cruz, an advocate of accurate and fair loss mitigation and environmental loss assessment, advised hundreds of businesses and condominium associations who sustained multi-million dollar property losses. He structured property loss assessment strategies necessary to comply with very complex commercial tailor made insurance contracts thus making him a true leader in the field in the South East and the Caribbean. Mr. Cruz served as a consultant for BELFOR USA in the aftermath of the Georgia 500 year floods. On this occasion, Mr. Cruz took the historical opportunity to push for the industry’s fiduciary responsibility to introduce Green solutions to loss mitigation such as the application of Hydroxyls technology, a green way of solving mold and mildew, black water and smoked contaminated building envelopes. The implementation of this green solution will save millions to the insurance industry’s loss ratios thus translating into a reduction in premiums.

Mr. Cruz has written several articles on loss mitigation and risk management for the Community Association Institute Gold Coast Chapter and the Florida Underwriters Surplus Lines Magazine. He has also served as a Continuing Education Instructor for the former Caribbean School of Insurance in San Juan Puerto Rico and was a special guest speaker in the aftermath of Hurricane Wilma in the November 2005 meeting held by the West Boca City Counsel.

Mr. Cruz received a BS from the University of Connecticut in 1982, with a major in marketing, and holds a postgraduate designation from the Insurance Institute of America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2011
MICROSMART DEVICES, INC.
	By:	/s/ Hernando A. Cruz
Name: Hernando A. Cruz
Title: President and Chief Executive Officer